Exhibit 10.4

SERACARE LIFE SCIENCES, INC.
 RESTRICTED STOCK AGREEMENT
(pursuant to 2001 Equity Incentive Plan)

This Restricted Stock Agreement (“Agreement”) is made and entered into as of December 8, 2010, by and between SeraCare Life Sciences, Inc. (the “Company”), and Gregory A. Gould (the “Recipient”).  This Agreement is and shall be subject in every respect to the provisions of the Company’s 2001 Equity Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference and made a part hereof.  The Recipient acknowledges that this Agreement shall be subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Recipient and his or her heirs and legal representatives.

In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Grant of Shares.  Upon the execution of this Agreement, the Company shall issue to the Recipient, in consideration of the Recipient’s service to the Company, subject to the terms and conditions set forth in this Agreement, 50,000 shares of common stock, $0.001 par value per share, of the Company (“Common Stock”).  Such shares, together with any securities of the Company that may be issued in exchange for or in respect of the shares, whether by way of stock split, stock dividend, combination of shares, reclassification, recapitalization, reorganization or any other means, shall be referred to herein as the “Shares.”

2.           Forfeiture of Unvested Shares.  In the event that the Recipient ceases to be an employee of the Company for any reason or no reason, with or without cause (“Termination”), all of the Shares that have not become “Vested Shares” as of the date of Termination in accordance with the vesting schedule set forth in Exhibit A hereto (any such shares, “Unvested Shares”) and all rights therein shall immediately be transferred to the Company pursuant to Section 3 below, and as of the date of Termination the Recipient shall have no further rights with respect to such Shares.

3.           Transfer of Unvested Shares to Company.

(a)           The Recipient acknowledges and agrees that any certificate or other document evidencing any Shares shall be held by the Company until such Shares become Vested Shares.  Promptly after any Shares become Vested Shares, the Company shall issue to the Recipient a certificate or other document evidencing such Vested Shares.  The Recipient shall execute and deliver to the Company such number of stock assignments as and when the Company shall request, duly endorsed in blank, in the form requested by the Company.  Upon Termination, the Unvested Shares shall be transferred to the Company, and the certificates or other documents evidencing the Unvested Shares shall be cancelled.

(b)           From and after the date of Termination,  the Company shall not pay any dividend to the Recipient on account of such Unvested Shares or permit the Recipient to exercise any of the privileges or rights as a stockholder with respect to the Unvested Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Unvested Shares.

(c)           No amount shall be payable to the Recipient with respect to Unvested Shares transferred to the Company pursuant to this Section 3.

4.           Restrictions on Unvested Shares.

(a) Transfer.  The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise (collectively “Transfer”) any Unvested Shares or any interest therein, except for Transfers to the Company pursuant to Section 3.

(b) Dividend Rights.  Notwithstanding Section 3.2(b) of the Plan, the Recipient shall be entitled to receive any dividends that may be distributed with respect to Unvested Shares prior to the date of Termination.

5.           Effect of Prohibited Transfer.  The Company shall not be required (a) to transfer on its books any of the Shares which shall have been Transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so Transferred.

6.           Restrictive Legend.  All certificates representing Shares shall bear a legend which refers to the restrictions imposed by this Agreement and the Plan and any applicable state or federal securities laws or regulations, and which legend is otherwise in such form as the Company may deem appropriate.

7.           Adjustments for Recapitalizations and Other Transactions.  The Shares issued pursuant to this Agreement shall be subject to adjustment upon changes in recapitalizations or other transactions pursuant to the provisions of Section 5.2(a) of the Plan.

8.           Taxes.  The Recipient understands and agrees that he or she shall be fully liable for any income and employment taxes owed by him or her with regard to issuance of the Shares, whether owed at the time of transfer pursuant to the Recipient having made an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an “83(b) Election”), or at the time that the Shares vest pursuant to the vesting schedule set forth at Exhibit A hereto.  The Company’s obligations to issue the Shares shall be subject to the Recipient’s satisfaction of any federal, state and local income and employment tax withholding requirements.

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Unless otherwise determined by the Board or the Committee, any tax withholding obligation shall be satisfied by (i) the Company withholding from the Shares a number of shares of Common Stock having an aggregate fair market value on the date the withholding is effected equal to the minimum amount of such tax withholding obligation, or (ii) the Recipient delivering to the Company a number of shares of Common Stock having an aggregate fair market value on the date the withholding is effected equal to the minimum amount of such tax withholding obligation.  For purposes of such withholding, the fair market value of the Common Stock shall equal the closing price of the Common Stock on the Nasdaq Capital Market (or such other national securities exchange on which the Common Stock shall then be listed).  It is intended that any withholding or delivery to the Company of shares of Common Stock to satisfy any such tax withholding obligation shall be exempt from the application of Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of Rule 16b-3(e) thereunder.

9.           83(b) Election.  The Recipient understands that it shall be his or her decision whether to make an 83(b) Election with respect to the Shares, and that if he or she chooses to make such election, it must be made within 30 days of the date of execution of this Agreement.

10.         Miscellaneous.

(a)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(b)           Binding Effect.  This Agreement shall be binding and inure to the benefit of the Company and the Recipient and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(c)           Notice.    All notices or other communications under this Agreement shall be in writing and shall be delivered by hand, sent via a reputable nationwide overnight courier service, or mailed by first class certified or registered mail, return receipt requested, postage prepaid, to the Company at its principal place of business and to the Recipient at the address of record on file with the Company.

(d)          Amendment.  This Agreement may be amended or modified only by a written instrument executed by both of the Company and the Recipient.

(e)           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of The Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first written above.

SeraCare Life Sciences, Inc.

By:	/s/ Susan L.N. Vogt
Susan L.N. Vogt
President and Chief Executive Officer

Recipient

/s/ Gregory A. Gould
Gregory A. Gould

EXHIBIT A

Vesting Schedule

Shares subject to this Agreement shall become Vested Shares pursuant to the following schedule:

25%, or 12,500, of the Shares shall become Vested Shares on the first anniversary of the date of this Agreement, and

6.25%, or 3,125, of the Shares shall become Vested Shares at the end of each three month period following the first anniversary of the date of this Agreement;

so that all Shares shall be Vested Shares as of the fourth anniversary of the date of this Agreement;

provided, however, that all vesting of Shares shall cease upon Termination (as defined in Section 2 above), and provided further that vesting of Shares shall be subject to the acceleration provisions of Section 5.2(c)(2) of the Plan and Section 5.3(b)(iii) of the Employment Agreement, dated August 16, 2006 and amended and restated on November 18, 2009, between the Recipient and the Company, as the same may hereafter be amended.